Exhibit 107

CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

HELEN OF TROY LIMITED
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value $0.10 per share (“Common Stock”)	Other(1)	965,000	(2)	$28.95	$27,936,750	0.0001381	$3,858.07
Total Offering Amounts						$27,936,750		$3,858.07
Total Fee Offsets								$—
Net Fee Due								$3,858.07

(1)Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee on the basis of $28.95 per share, which is the average of the high ($29.48) and low ($28.42) prices per share of Helen of Troy Limited’s Common Stock as reported on the Nasdaq Global Select Market on August 24, 2026, which date is within five business days prior to filing this Registration Statement.

(2)Common Stock being registered hereby relates to the Helen of Troy Limited 2025 Stock Incentive Plan, as amended by Amendment No. 1 (the “2025 Plan”). This Registration Statement covers, in addition to the number of shares of Common Stock stated above, awards, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act, an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Company’s 2025 Plan as a result of one or more adjustments under the 2025 Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.